Exhibit 3.668
Admission of Substituted Member
     Reference is made to the Limited Liability Company Agreement of N Leasing Company, LLC, a Delaware limited liability company, dated as of April 30, 2001 (the “Agreement”), by and among American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership (“Transferor Member”) and Allied Waste North America, Inc., a Delaware corporation (the “Manager”). On the date hereof, Transferor Member transferred its Interest (as defined in the Agreement) in N Leasing Company, LLC to BFI Energy Systems of Niagara, Inc., a Delaware corporation and to Browning-Ferris Industries of New York, a New York corporation (each the ‘Transferee”). Terms not defined herein shall have the meaning given such terms in the Agreement.
     Pursuant to Section 10.6 of the Agreement, the Manager hereby consents to the admission of each Transferee to N Leasing Company, LLC and confirms that all requirements set forth in the Agreement for the admission of this substituted member have been complied with or otherwise waived.
          The Transferee hereby becomes a party to the Agreement and hereby accepts and assumes all rights and obligations of the Transferor Member with respect to the Transferred Interest (as defined in the Agreement) set forth therein.
Dated: April 30, 2002

BFI ENERGY SYSTEMS OF NIAGARA, INC.
By:	/s/ DALE L. PARKER
	Name:	DALE L. PARKER
	Title:	VICE PRESIDENT

BROWNING-FERRIS INDUSTRIES OF NEW YORK, INC.
By:	/s/ DALE L. PARKER
	Name:	DALE L. PARKER
	Title:	VICE PRESIDENT

Acknowledged and agreed: ALLIED WASTE NORTH AMERICA, INC.
By:	/s/ THOMAS P. MARTIN
Name: THOMAS P. MARTIN
	Title:	TREASURER

LIMITED LIABILITY COMPANY AGREEMENT
OF
N LEASING COMPANY LLC
By and Among
AMERICAN REF-FUEL COMPANY
OF NIAGARA, L.P.
and
ALLIED WASTE NORTH AMERICA, INC.
as Members,
and Managers
     THE INTERESTS (AS DEFINED HEREIN) HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE INTERESTS NOR ANY BENEFICIAL INTEREST THEREIN MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (OTHER THAN AS A RESULT OF EXERCISE OF THE PUT OPTION OR THE CALL OPTION (AS DEFINED HEREIN)) EXCEPT UPON DELIVERY TO THE COMPANY OF A TRANSFEROR CERTIFICATE AND A TRANSFEREE CERTIFICATE AS HEREIN PROVIDED AND AS PERMITTED BY THE FOLLOWING SENTENCES. EACH MEMBER (AS DEFINED HEREIN), BY ITS EXECUTION OF THIS AGREEMENT (AS DEFINED HEREIN), REPRESENTS, ACKNOWLEDGES AND AGREES THAT IT WILL NOT REOFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER ITS INTEREST EXCEPT (A) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE AND, IF REQUESTED BY THE COMPANY UPON DELIVERY OF AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY); (B) TO THE COMPANY OR ITS AFFILIATES; OR (C) PURSUANT TO THE EXERCISE OF THE PUT OPTION OR THE CALL OPTION, AS THE CASE MAY BE, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER JURISDICTION.

LIMITED LIABILITY COMPANY AGREEMENT
OF
N LEASING COMPANY, LLC
     This LIMITED LIABILITY COMPANY AGREEMENT of N Leasing Company, LLC is entered into and shall be effective as of April 30, 2001, by and among American Ref-Fuel Company of Niagara, L.P., a New York limited partnership (the “Ref-Fuel Company”) and Allied Waste North America, Inc., a Delaware company (“AWP”), each of which has executed this Agreement as a Member and as the Manager and the Special purpose Manager, respectively, on the following terms and conditions:
ARTICLE I
THE COMPANY
     1.1 Formation.
     The Company has been formed on December 14, 2000, upon the filing of the Certificate with the Secretary of State of the State of Delaware. The rights and liabilities of the Members and Managers shall be as provided under the Act, the Certificate and this Agreement.
     1.2 Name.
     The name of the Company is “N Leasing Company, LLC” and all business of the Company shall be conducted in such name. The Manager may change the name of the Company upon ten (10) Business Days notice to the Members; provided that the name of the Company shall not include or be substantially similar to the name of any Member or any Affiliate of any Member.
     1.3 Purposes; Powers.
     (a) The purposes of the Company are limited solely (i) to acquiring, owning, leasing, managing, conserving, maintaining, protecting, servicing and selling, transferring, pledging or hypothecating or otherwise dispose of investments in Garbage Trucks and Other Assets which, when held by the Company shall be held by the Company solely for lease to third parties, and (ii) to engaging in activities incidental to the purposes set forth in clause (i).

     (b) In connection with Section 1.3(a)(i), the Company will enter into binding commitments to purchase assets consistent with the dollar amounts and in service dates shown in Exhibit B.
     (c) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3(a) and has, without limitation, any and all powers that may be exercised on behalf of the Company by any Manager pursuant to Article V hereof.
     1.4 Principal Place of Business.
     The principal place of business of the Company is at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260. The Manager may change the principal place of business of the Company to any other place upon ten (10) Business Days notice to the Members. The registered office of the Company in the State of Delaware initially is located at Corporation Service Company, 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808.
     1.5 Term.
     The term of the Company commenced on the date the Certificate is filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business are completed following a Dissolution Event, as provided in Article XII.
     1.6 Filings; Agent for Service of Process.
     (a) The Certificate of the Company has been filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. The Manager shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates documents, instruments and publications as may be required by law, including, without limitation, action to reflect a correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.
     (b) The Members and the Manager shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

     (c) The registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808 or any successor as appointed by the Manager.
     (d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Article XII, the Manager shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Manager deems such filing necessary or advisable.
     1.7 Title to Properties.
     All Properties owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Properties in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Properties in the name of the Company and not in the name of any Member.
     1.8 Payments of Individual Obligations.
     The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for or in payment of any individual obligation of any Member.
     1.9 Independent Activities; Transactions with Affiliates.
     (a) The Manager shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company, and the Manager and the Special Purpose Manager shall be free to serve any other Person or enterprise in any capacity whether or not any such activity may be competitive or in conflict with the interests of the Company.
     (b) Each Member acknowledges that each Manager, each Member and the Affiliates of each of them are free to engage or invest in an unlimited number of activities or businesses, any one or more of which may be related to the activities or businesses of the Company or competitive or in conflict with the interests of the Company, without having or incurring any obligation to offer any interest in such activities or businesses to the Company or any Member, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or Manager or their Affiliates from engaging in such activities, or require any Member or Manager to permit the Company or any Manager or Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

     (c) To the extent permitted by applicable law and subject to the provisions of this Agreement the Manager is hereby authorized to cause the Company to purchase properties from, sell Properties to or otherwise deal with the Manager acting on its own behalf, any Member or any Affiliate of the Manager or any Member; provided (i) any affiliate transaction that relates to purposes set forth in Section 1.3(a)(i) shall be on terms no less favorable to the Company than those that would have been entered into with unrelated third parties; and (ii) any affiliate transactions other than those set forth in clause (i) above, shall not be entered into without the consent of the Special Purpose Manager.
     1.10 Definitions.
     Capitalized words and phrases used in this Agreement have the following meanings:
     “Accredited Investor” means a Person that is an “accredited investor” as defined in Rule 501(a)(1), (2) or (3) under Regulation D of the Securities Act.
     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-10 1, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and l.704-2(i)(5) of the Regulations; and
     (ii) Debit to such Capital Account the items described in Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5) and 1.704-1 (b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1 (b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any Person, an “affiliate” within the meaning of Rule  12b-2 of the Securities Exchange Act of 1934, as amended; provided, however, that unless the context specifically required a contrary interpretation, Ref-Fuel Company shall not be deemed to be an Affiliate of Duke/UAE, Allied or any of their respective Affiliates.

     “Agreement” means this Limited Liability Company Agreement of N Leasing Company, LLC, as amended, supplemented or otherwise modified from time to time. All references in this Agreement to “Section” or “Sections”; are to a section or sections of this Agreement unless otherwise specified.
     “Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2000, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) Or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article III.
     “Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.” A “Voluntary Bankruptcy” means, with respect to any Person (i) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any present or future bankruptcy, insolvency or similar statute, law or regulation, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its Properties or (iii) action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order for relief or the appointment of a trustee, custodian, receiver or other similar official of such Person or of all or any substantial part of the Properties of such Person which order shall not be dismissed within ninety (90) days. The Members hereby agree that this definition shall supersede the definition of “bankruptcy” set forth in Section 18-304 of the Act for all purposes of this Agreement.
     “Business Day” means a day of the year except Saturday, Sunday or any other day On which commercial banks are not required or authorized by law to close in the states of New York, Arizona, New Jersey or Texas.
     “Call Option” means the “Partnership Call” (as defined in the Second Amended and Restated Partnership Agreement of American Ref-Fuel Company of Niagara, L.P., dated as of April 30, 2001).

     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
     (i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Properties distributed to such Member;
     (ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Properties distributed to such Member pursuant to any provision of this Agreement, (B) the amount of any liabilities of such Member which have been assumed by the Company or which are secured by any properties contributed by the Member to the Company and (C) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4;
     (iii) In the event all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and
     (iv) In determining the amount of any liability for purposes of subparagraph (i) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is necessary to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Manager may make such modification; provided that it shall not affect the amounts distributable to any Person under this Agreement. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b); provided that such adjustments under clause (i) or modifications under clause (ii) shall not affect the amounts distributable to any Person under this Agreement.
     “Capital Contributions” means, with respect to any Member, the amount of money or the Gross Asset Value of other Property contributed to the Company with respect to the Interest in the Company held or purchased by such Member.
     “Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.
     “Certificate of Cancellation” means a certificate filed in accordance with 6 Del. C. 18-203.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     “Company” means N Leasing Company, LLC and the limited liability company continued hereunder and continuing the business of this Company in the event of dissolution of the Company as herein provided if the Members elect to reconstitute pursuant to Section 12.1(b).
     “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
     “Credit Agreement” means the Credit Agreement dated as of April 30, 2001, among the Company, the other Credit Parties signatory thereto, GECC, as lender, and as agent for Lenders, and the other Lenders signatory thereto from time to time.
     “Damages” means any and all judgments, damages or penalties with respect to, or amounts paid in settlement of, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, or suits, and, to the extent suffered or incurred in connection with the foregoing, taxes (including, without limitation, taxes on any indemnification payments and including interest, additions to tax and penalties), liabilities, obligations, and reasonable costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses).
     “Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (except deposits and advances in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Such Person upon which interest charges are customarily paid, (d) all obligations of such

Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and paid when due), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person, and (h) all other obligations of such Person which have the same effect as any of the foregoing.
     “Deemed Refund” has the meaning set forth in Section 7.2(e).
     “Depreciation” means, for each Allocation Year, an amount equal to the depreciation amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that (x) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulations Section l.704-3(d)(2), and (y) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
     “Dissolution Event” has the meaning set forth in Section 12.1.
     “Economic Interest” means any interest in the capital or profits of the Company (including, without limitation, any Interest) or any financial instrument or contract the value of which is determined in whole or in part by reference to the Company.
     “Effective Date” means the date hereof.
     “Financing” means the financing transaction contemplated in the Credit Agreement and the Security Agreement.
     “Fiscal Year” means (i) the period commencing on the Effective Date and ending on December 31, 2000, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all the Properties are distributed to the Members pursuant to Section 12.2.
     “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
     “Garbage Trucks” means the municipal solid waste collection or disposal vehicles (garbage trucks) purchased by the Company from time to time and any replacements or substitutions therefor in accordance with the Lease.
     “GECC” means General Electric Capital Corporation.
     “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset as determined pursuant to sub-paragraph (iv) below;
     (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined pursuant to sub-paragraph (iv) below, upon admission of a new Member to the Company via a Capital Contribution, upon liquidation of a Member’s Interest, or upon liquidation of the Company within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); and
     (iii) Except as otherwise provided in subparagraph (ii), the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined pursuant to sub-paragraph (iv) below.
     (iv) For purposes of this definition, the gross fair market value of any asset shall be equal to (A) if the Members elect to appraise such asset, the fair market value of such asset as determined by appraisal, or (B) for any asset listed below, the original cost of such asset reduced by the economic depreciation of such asset calculated at the specified percentage per month (prorated based on the number of days in such month for calculations made other than on the last day of a month), or for any other asset, the adjusted tax basis of such asset as of the date of determination. For this purpose, the assets subject to economic depreciation and the specified monthly depreciation percentages shall be as follows:

Garbage Trucks	.83%
Commercial Containers and Other Equipment	.83%
Residential Containers and Compactors	1.67%
Yellow Iron	1.04%
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iii), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Indemnified Matter” has the meaning set forth in Section 7.2(b).
     “Indemnitee” has the meaning set forth in Section 7.2(b).
     “Indemnitor” has the meaning set forth in Section 7.2(b).
     “Interest” means any interest in the Company representing some or all of the Capital Contributions made by a Member, including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement and to the extent not inconsistent herewith, the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
     “Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.
     “Lease” means the Master Lease Agreement dated as of April 30, 2001 between the Company, as the lessor, and the various subsidiaries of Allied Waste, as the Lessees, as amended, supplemented or otherwise modified from time to time pursuant to Section 5.2, together with all the lease supplements thereunder.
     “Lessee” shall have the meaning set forth in Exhibit C.
     “Lien” means any lien, mortgage, deed of trust, encumbrance, pledge, charge, lease, easement, right of others or security interest of any kind, including any thereof arising under conditional sales or other title retention agreements.
     “Liquidation Period” has the meaning set forth in Section 12.7.
     “Liquidator” has the meaning set forth in Section 12.9(a).
     “Losses” has the meaning set forth in the definition of “Profits” and “Losses”.

     “Manager” means AWP or any Permitted Transferee of AWP’s entire Interest as a Member as constituted at the time of the Transfer provided that such Permitted Transferee is admitted as a Member pursuant to this Agreement.
     “Material Adverse Effect” on the Company means an effect on the Company that is materially adverse to the business, operations, properties, assets, financial condition, prospects or results of operations of the Company and its businesses and assets taken as a whole, or on the consummation of the Redemption.
     “Member” means any Person (i) who is referred to as such in the first paragraph of this Agreement, or who has become a substituted Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member. “Members” means all such Persons.
     “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
     “Modification” means, with respect to any Garbage Trucks, Other Assets, or any Part thereof, (a) any addition, alteration, improvement or modification thereto, (b) the addition, betterment or enlargement of any property constituting part of such property or the replacement of any such property with other property, irrespective of whether (i) such replacement property constitutes an enlargement or betterment of the property that it replaces or (ii) the cost of such addition, betterment, enlargement or replacement is or may be capitalized in accordance with GAAP and (c) improvements to the extent constructed as a Modification pursuant to the Lease.
     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     “Other Assets” means construction equipment (i.e., yellow iron), commercial and residential containers, compactors and other waste management equipment (i.e., trash and/or recyclables balers; service vehicles; pick-up trucks; transfer tractors and trailers; portable toilet trucks; portable toilets; forklifts; bobcats and small loaders; container delivery vehicles; and sweepers) acquired by the Company from time to time and any replacements or substitutions therefor, if applicable, in accordance with the Lease.
     “Parent” of any Person means any Affiliate of such Person directly or indirectly Controlling such Person.

     “Parts” means appliances, parts, instruments, appurtenances, accessories and equipment of whatever nature, whether or not constituting Modifications.
     “Percentage Interest” means, with respect to any Member, the Percentage Interest of such Member as set forth in Section 2.1. In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the Transferred Interest.
     “Permitted Transfer” has the meaning set forth in Section 10.2.
     “Permitted Transferee” has the meaning set forth in Section 10.2.
     “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.
     “Prime Rate” means a per annum rate that equal to the “prime rate” as in effect from time to time as set forth in The Wall Street Journal.
     “Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments (without duplication):
     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
     (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

     (iv) Gain or loss resulting from any disposition of Properties with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Properties disposed of, notwithstanding that the adjusted tax basis of such Properties differs from its Gross Asset Value; and
     (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation.
     “Properties” means the Garbage Trucks, Other Assets, Modifications, cash equivalents, cash and all other personal property acquired by the Company and shall include both tangible and intangible property.
     “Put Option” means the “Class B Put” (as defined in the Second Amended and Restated Partnership Agreement of American Ref-Fuel Company of Niagara, L.P., dated as of April 30, 2001).
     “Reconstitution Period” has the meaning set forth in Section 12.1 (b).
     “Redemption” means the redemption by the Ref-Fuel Company of the partner interest of BFI Energy Systems of Niagara, Inc. and Browning-Ferris Industries of New York Inc. in Ref-Fuel Company pursuant to the Second Amended and Restated Partnership Agreement thereof.
     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
     “Regulatory Allocations” has the meaning set forth in Section 3.4.
     “Responsible Administrative Officers” has the meaning set forth in Section 5.3(c).
     “Responsible Participating Officers” has the meaning set forth in Section 5.3 (c).
     “Responsible Officers ” means the Responsible Administrative Officers and the Responsible Participating Officers.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Security Agreement” means the Security Agreement dated as of April 30, 2001, among H Leasing Company, LLC, E Leasing Company, LLC, N Leasing Company, LLC

and S Leasing Company, LLC, as grantors, and GECC, in its capacity as Agent for Lenders under the Credit Agreement.
     “Special Purpose Manager” means Ref-Fuel Company or any transferee of Ref-Fuel Company’s entire Interest as a partner in the Company as constituted at the time of the Transfer.
     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.
     “UCC” means the Uniform Commercial Code as in effect in the states of New York and Delaware from time to time and any other jurisdiction that has adopted similar provisions.
     “Voluntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy.”
     1.11 Other Terms.
     Unless the content shall require otherwise:
     (a) Words importing the singular number or plural number shall include the plural number and singular number respectively;
     (b) Words importing the masculine gender shall include the feminine and neuter genders and vice versa;
     (c) Reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation;”
     (d) Reference in this Agreement to “herein,” “hereby” or “hereunder”, or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibits; and
     (e) Reference to “and” and “or” shall be deemed to mean “and/or.”

ARTICLE II
MEMBERS’ CAPITAL CONTRIBUTIONS
     2.1 Capital contributions.
     The name, address, amount of Capital Contribution, and Percentage Interest of each of the Members is as follows:

	Capital	Percentage
Name and Address	Contribution	Interest
American Ref-Fuel Company of Niagara, L.P. 15990 North Bakers Landing #200 Houston, TX 77079 Attention: William Reynolds Facsimile No.: (281) 649-4815	$20,943,563	99%

With copies to: Duke/UAE c/o United American Energy Corp. 50 Tice Boulevard Woodcliff Lake, New Jersey 07675 Attention: Donald Krom Facsimile No.: (201) 307-1020

Allied Waste North America, Inc. 15880 North Greenway—Hayden Loop Suite 100 Scottsdale, Arizona 85260 Attention : General Counsel Facsimile No.: (480) 627-2703	$211,551	1%

With copies to: Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10006 Attention: Craig Miller Facsimile No.: (212) 859-8587

ARTICLE III
ALLOCATIONS
     3.1 Profits.
     After giving effect to the special allocations set forth in Sections 3.3 and 3.4 and subject to Section 3.5, Profits for any Allocation Year shall be allocated to the Members in accordance with their Percentage Interests.
     3.2 Losses.
     After giving effect to the special allocations set forth in Sections 3.3 and 3.4 and subject to Section 3.5, Losses for any Allocation Year shall be allocated to the Members in accordance with their Percentage Interests.
     3.3 Special Allocations.
     The following special allocations shall be made in the following order:
     (a) Nonrecourse Deductions. Notwithstanding any other provision of this Agreement, (i) deductions attributable to Member Nonrecourse Debt, if any, of the Company for each Allocation Year shall be allocated to the Member that bears the economic risk of loss within the meaning of Treas. Reg. 1.704-2(i), and (ii) deductions attributable to Nonrecourse Liabilities of the Company, if any, shall be allocated for each Allocation Year in the same proportion as Profits and Losses for such Allocation Year.
     (b) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section l.704-2(f) of the Regulations and shall be interpreted consistently therewith.
     (c) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.7042(i) (4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.
     (d) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3 (c) were not in the Agreement.
     (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and l.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.3(c) and this Section 3.3(d) were not in the Agreement.
     3.4 Curative Allocations.
     The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) (the Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Tax Matters Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1 and 3.2.
     3.5 Other Allocation Rules.
     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Tax Matters Member using any permissible method under Code Section 706 and the Regulations thereunder; provided, however, in the event there is a distribution by Ref-Fuel Company of its Interest pursuant to the Redemption, such allocation for such Allocation Year shall be based on the number of months preceding and succeeding such distribution in such Allocation Year, and if such distribution occurs other than on the first day of a month, such month shall be pro-rated based on the number of days preceding and including the date of the distribution and the number of days following the distribution, excluding, for this purpose, any income, gain, loss or deduction resulting from any transactions occurring in such month outside the ordinary course of business.
     (b) The Members are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.
     (c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Members’ interests in Company Profits are in proportion to their Percentage Interests.
     (d) To the extent permitted by Section 1.704-2(h) (3) of the Regulations, the Tax Matters Member shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.
     3.6 Tax Allocations: Code Section 704(c).
     (a) Except as otherwise required by Code Section 704(c) and the Regulations thereunder, each item of Company income, gain, loss and deduction shall be allocated for tax purposes to the extent possible, in the same manner as provided in this Article III other than this Section 3.6.

     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).
     In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall, as appropriate, take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations thereunder.
     Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member as provided in Section 8.3 in any manner that reasonably reflects the purpose and intention of this Agreement.
     (c) Allocations pursuant to this Section 3.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
ARTICLE IV
DISTRIBUTIONS
     4.1 Distributions.
     The Company shall make distributions to the Members, pro rata in accordance with their Percentage Interests, in such amounts and at such times as the Manager and the Special Purpose Manager shall unanimously agree. Notwithstanding the foregoing, if the period for consummating the Redemption has expired as contemplated by Article XI of the Second Amended and Restated Partnership Agreement of Ref-Fuel Company without the Redemption having occurred, the Company shall make distributions to the Members, pro rata in accordance with their Percentage Interests, no later than three business days prior to the date on which any Member (or any member of a Member) is required to make a payment of estimated taxes in respect of any Allocation Year, in an amount equal to the excess of (a) the product of (i) the Company’s reasonable estimate of the cumulative amount of Profits (net of any Losses) allocable to the Members for such Allocation Year through the date such estimated taxes are due and (ii) 40% over (b) the amount of any distributions previously made to the Members pursuant to this Section 4.1 in respect of such Allocation Year. Within five business days after the date the Company’s income tax returns are filed for any Allocation Year, the Company shall make a further distribution, if necessary, to the Members, pro rata in accordance with their Percentage Interests, calculated in the same manner as set forth in the preceding sentence, with respect to the amount of Profits (net of Losses) actually allocated to the Members for such Allocation Year as reflected in the filed tax returns.
     4.2 Amounts Withheld.
     All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.
     4.3 Limitations on Distributions.
     (a) The Company shall make no distributions to the Members except as provided in this Article IV and Article XII.
     (b) A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than any liability to Members on account of their Capital Contributions, would exceed the fair value of the Company’s assets.
ARTICLE V
MANAGEMENT
     5.1 The Manager.
     (a) Except as otherwise provided in Sections 5.2 and 5.3, the Members intend that the Company be managed by the Manager in accordance with Section 18-402 of the Act and with the provisions of this Agreement.
     (b) Subject to any restrictions set forth in this Agreement, the Members hereby delegate all powers to operate and manage the business and affairs of the Company and to bind the Company to, and all such powers shall be exclusively vested in, the Manager and the Manager may exercise all such powers of the Company and do all such lawful acts as are not by statute, the Certificate or this Agreement directed or required to be exercised by the Members and in so doing shall have the right and authority to take all actions which the Manager deems necessary, useful or appropriate for the management and conduct of the business and affairs of the Company, including, without limitation:
     (i) all actions and activities relating to the conduct of the Company’s business and affairs;
     (ii) the preparation of the Company’s books, records, financial statements;
     (iii) reports described in Article VIII;
     (iv) any action required by Section 1.6;
     (v) any termination, modification, amendment, supplementation or other change of the Credit Agreement and the Security Agreement;
     (vi) the supplementation of the Lease to add additional Garbage Trucks or Other Assets to the equipment or other properties leased thereunder on terms and conditions no less favorable to the Company than those provided by the Lease as the date hereof; and
     (vii) investment of any cash not distributed to the Members in cash equivalents and sale of any investments in cash equivalents for the purpose of making distributions under this Agreement.
     (c) The Manager may, from time to time, appoint one or more individuals to be officers of the Company. The Manager shall have the power to delegate the authority granted to it pursuant to this Section 5.1 to such officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Manager to approve such action directly. The Manager may, if it wishes, appoint the following officers: a President, one or more Vice-Presidents, a Secretary, a Treasurer and may appoint other officers (including one or more Assistant Treasurers and one or more Assistant Secretaries) as may be necessary or desirable for the business of the Company. Any two or more offices may be held by the same person. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or have been removed, as provided in this section 5.1(c). The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Manager. Any officer of the Company may be removed, either with or without cause, at any time, by the Manager.

     (d) The Manager shall perform its duties under this Agreement in a manner it believes to be in the best interests of the Company, and shall be under no fiduciary duty to the Members, the Special Purpose Manager, any creditor of the Company or any other Person. A Person who so performs its duties shall not have any liability by reason of being or having been a Manager of the Company, the Liquidator or the Tax Matters Member.
     (e) The Manager shall not be liable under a judgment, decree or order of a court or in any other manner for the debts, obligations or liabilities of the Company.
     5.2 Restrictions on Authority of the Manager.
     Except as otherwise provided in this Agreement, without the consent of both the Manager and the Special Purpose Manager, the Manager shall not have the authority to, and covenants and agrees that it shall not:
     (a) Do any act in contravention of this Agreement or, when acting on behalf of the Company, engage in activities inconsistent with the purposes of the Company;
     (b) Do any act which would make it commercially unreasonable to carry on the ordinary business of the Company, and the Manager shall not be required to do any such act otherwise required to be done by it pursuant to this Agreement without the consent of all of the Members;
     (c) Possess Properties, or assign rights in specific Property, for other than a Company purpose;
     (d) Perform any act that would, to the Manager’s knowledge, subject any Member to liability in any jurisdiction for the debts or obligations of the Company;
     (e) Cause the Company to voluntarily take any action with respect to the Company described in clauses (i), (ii) or (iii) of the definition of Voluntary Bankruptcy in Section 1.10;
     (f) Cause or permit the Company to incur, assume or obligate itself by contract for any Debt, except for Debt incurred under the Credit Agreement;
     (g) Cause or permit the Company to acquire, by purchase any assets other than Garbage Trucks, Other Assets and Modifications and other personal property that is necessary to carry out the purposes of the Company as set forth in Section 1.3;
     (h) Cause the Company to voluntarily dissolve;

     (i) Sell, abandon or dispose of all or substantially all of the assets of the company;
     (j) Cause the Company to change its Fiscal Year or method of accounting, unless such change is required by GAAP, the Code or Regulations thereunder;
     (k) Cause or permit the admission of any Member to the Company other than pursuant to Article X;
     (l) Cause the Company to fail to be taxable as a partnership for federal income tax purposes or to take a position inconsistent with such treatment except as required by law;
     (m) Cause or permit the Company to legally merge or consolidate with or into any Person;
     (n) Cause the Company to acquire any debt or equity securities of any Member or Affiliate of any Member or otherwise lend funds to any such Person;
     (o) Cause the Company to sell, lease or distribute any asset other than in accordance with the Lease or in the course of the liquidation of the Company;
     (p) Cause the Company to incur any capital expenditures other than in connection with the purchase of Garbage Trucks, Other Assets, the procurement of Modifications thereof and other personal property that is necessary to carry out the purposes of the Company as set forth in Section 1.3;
     (q) Except Liens arising under the Security Agreement and applicable laws, mortgage, hypothecate or cause the creation of any consensual lien on, or security interest in, the Properties;
     (r) Except as otherwise required by GAAP, cause the Company to take any position in its books and records with respect to the Garbage Trucks, the Other Assets and Modifications that is inconsistent with the treatment of the Lease as an “operating lease” for tax and financial reporting purposes;
     (s) Agree to the form of the Lease (other than substantially in the form of Exhibit C hereto consistent with the financial model previously prepared by affiliates of the parties), or once the form of the Lease has been approved, agree to any material modifications to the Lease or change the lease rate from that shown on Exhibit C;
     (t) Agree to any material modification to the Allied Finance documents (as such term is defined in the Credit Agreement) that would have a material adverse effect on any Member (other than the Manager or any other Affiliate of Allied Waste) without the consent of such adversely affected Member;
     (u) Cause any Garbage Trucks, Other Assets or Modifications to be acquired by the Company unless simultaneously with such acquisition, such assets are to be leased to a third party pursuant to the Lease; or
     (v) Cause any Other Property consisting of real property, including buildings and fixtures, to be acquired by the Company.
     5.3 Special Provisions Following Occurrence of Bankruptcy of Manager.
     Notwithstanding anything contained in this Agreement to the contrary, following the occurrence of a Bankruptcy of the Manager or any Affiliate of the Manager, all actions that the Manager would be otherwise authorized to take under this Agreement shall require prior written consent of the Special Purpose Manager. Such consent shall be given in the form of general authority to take actions with a specified scope of authority.
     5.4 Duties and Obligations of the Manager and the Special Purpose Manager.
     (a) The Manager and the Special Purpose Manager shall cause the Company to conduct its business and operations separate and apart from that of any Member, the Manager, the Special Purpose Manager or any of their Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member, the Manager, the Special Purpose Manager or any of their Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member, the Manager, the Special Purpose Manager or any of their Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to authorization of the Members as required under this Agreement, (iii) causing the Company to pay its liabilities only from available assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.
     (b) The Manager shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged, and (ii) subject to the other terms and conditions of this Agreement and expressly without any obligation to make capital contributions except as specified in Section 2.1, for the accomplishment of the

Company’s purposes, including the acquisition, maintenance, preservation, and operation of properties in accordance with the provisions of this Agreement and applicable laws and regulations.
     (c) On the Effective Date, the Manager and the Special Purpose Manager shall each provide to the Company a written statement naming those of its officers that will be responsible for the management and operations of the Company delegated to it in accordance with this Article V (such individuals, if appointed by the Manager, the “Responsible Administrative Officers” and if appointed by the Special Purpose Manager, the “Responsible Participating Officers”), until such time as the Manager or the Special purpose Manager has provided to the Company another written statement naming other officers as Responsible Officers, and the Manager and the Special Purpose Manager each hereby covenant and agree that its Responsible Officers shall maintain the separateness of the Company’s operations and otherwise comply with all of the terms of this Agreement. On the Effective Date, the initial Responsible Administrative Officers shall be as follows: Don W. Slager, President; Jeffrey Hughes, Vice-President; Jo Lynn White, Secretary; Jenny L. Apker, Assistant Secretary; Thomas P. Martin, Treasurer. The initial Responsible Administrative Officers shall hold office unless and until such time as the Manger has provided the Company with a written statement naming other officers as Responsible Administrative Officers in accordance with this Article V.
     (d) The Manager shall notify the Members of the occurrence of any Dissolution Event described in Section 12.1 or any event which with notice or lapse of time or both would constitute a Dissolution Event (other than the event described in Section 12.1 (a)(i)) and the action which the Manager has taken or proposes to take with respect thereto, promptly, but no later than ten (10) Business Days, after any Responsible Administrative Officer has actual knowledge of such occurrence.
     (e) All distributions or payments of cash to the Members pursuant to any provision of this Agreement shall be made by wire transfer of immediately available funds, no later than 1:00 p.m., Eastern Standard Time, on the day of distribution or payment, and, at the time of any such distribution or payment, the Manager shall provide to the Members a notice identifying the nature of the distribution or payment, the Section or Sections of this Agreement pursuant to which it is being made and the amount being distributed or paid pursuant to each such Section.
     5.5 Management Fee/Expenses.
     (a) Neither the Manager nor the Special Purpose Manager shall receive any management or other fee or salary for services rendered to the Company, or reimbursement of any costs and expenses incurred in connection therewith, except as permitted pursuant to Section 1.9 (c) or as provided in Section 5.5(b).
     (b) The Manager and the Special Purpose Manager shall each be entitled to current reimbursement out of Company assets for all reasonable costs and expenses incurred by it when acting for or on behalf of the Company and in accordance with the terms of this Agreement specifically including, but not limited to, all salaries and related expenses of its employees performing authorized services for the Company. The Manager shall be entitled to an annual fee in the amount of $100,000, payable quarterly in advance, for accounting and administrative services.
ARTICLE VI
ROLE OF MEMBERS
     6.1 Rights or Powers.
     Except as provided in this Agreement, the Members, in their capacities as members of the Company, hereby agree not to exercise any right or power to take part in the management of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.
     6.2 Meetings of the Members.
     (a) Meetings of the Members may be called upon the written request of any Manager or Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than one (1) Business Day nor more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 6.3.
     (b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy prior to its exercise shall be revocable at the pleasure of the Member executing it.

     (c) Each meeting of the Members shall be conducted by the Member or Manager calling the meeting.
     (d) Notwithstanding this Section 6.3, the Company may take any action contemplated under this Agreement as approved by the consent of the Members, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 13.1 hereof, or to such other address as such Person may from time to time specify by notice to the Members and the Manager.
     6.3 Withdrawal/Resignation.
     Except as otherwise provided in Article IV and Article XII, no Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of both the Manager and the Special Purpose Manager. Except as otherwise provided in the Act or this Agreement, upon resignation, any resigning Member is entitled to receive only the distribution to which he is entitled under this Agreement, which shall be equal to the fair value of its Interest in the Company as of the date of resignation.
     6.4 Member Compensation.
     No Member shall receive any interest, salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.
     6.5 Members Liability.
     No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company and each Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made pursuant to Article II, to make any additional contributions, assessments or payments to the Company; provided that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act. None of the Members, the Manager or the Special Purpose Manager shall have any personal liability for the repayment of any Capital Contributions of any Member.

     6.6 Partition.
     While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Properties partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Properties partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.
     6.7 Transactions Between a Member and the Company.
     Except as otherwise provided by applicable law and subject to Section 5.2, any Member may, but shall not be obligated to, transact business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in such Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of such Member.
     6.8 Other Instruments.
     Each Member hereby agrees to execute and deliver to the Company promptly after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Manager reasonably deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.
     6.9 Other Covenants.
     Each Member hereby agrees:
     (a) To maintain books and records separate from the Company;
     (b) Not to commingle assets with those of the Company;
     (c) Not to conduct its own business in the name of the Company;
     (d) To maintain separate financial statements from those of the Company;
     (e) Not to pay its own liabilities out of the funds of the Company;
     (f) To observe all corporate, partnership or limited liability company (as applicable) formalities;

     (g) Not to pay the salaries of its own employees with funds of the Company;
     (h) Not to guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;
     (i) To maintain office space separate from the Company;
     (j) To use stationery, invoices, and checks separate from those of the Company;
     (k) Not to pledge its assets for the benefit of the Company;
     (l) To hold itself out as a separate entity from the Company;
     (m) Except as otherwise permitted by this Agreement, not to (i) take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) exercise any power under the Act to dissolve the Company, and (iii) petition for judicial dissolution of the Company; and
     (n) To file all of its income tax returns in a manner consistent with its status as a partner of the Company for income tax purposes, unless otherwise specifically required by applicable law, including relevant judicial or administrative interpretations thereof.
     Notwithstanding the foregoing, the execution, delivery and performance of the Lease is not a violation of this Agreement.
ARTICLE VII
INDEMNIFICATIONS
     7.1 Indemnification of the Company, the Managers and the Members.
     (a) Unless otherwise provided in Section 7.1(c), the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Properties) shall indemnify, save harmless, and pay all Damages of the Manager, the Special Purpose Manager and any Member or any stockholders, directors, members, officers, employees or agents of any of them relating to any Damages incurred by reason of any act performed or omitted to be performed by such Manager or such Member or any stockholders, directors, members, officers, employees or agents of any of them in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Manager or such Member or any stockholder, director, member, officer, employee or agent of any of them in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred.

     (b) Unless otherwise provided in Section 7.1(c), in the event of any action by a Member against any Manager or any stockholder, director, member, officer, employee or agent of any Manager, including a Company derivative suit, the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Properties) shall indemnify, save harmless, and pay all Damages of such Person, including reasonable attorneys’ fees incurred in the defense of such action; provided that such Person shall provide an undertaking to repay the indemnification payment made by the Company to such Person pursuant to this Section 7.1(b) if such Person is found by a final nonappealable judgment not to be entitled to indemnification.
     (c) Notwithstanding the provisions of Sections 7.1(a) and 7.1(b), (i) such Sections shall be enforced only to the maximum extent permitted by law and (ii) no Member or Manager shall be indemnified from any liability for its fraud, willful misconduct or gross negligence.
     (d) The obligations of the Company set forth in this Section 7.1 are expressly intended to create third party beneficiary rights in favor of any Manager and any stockholder, director, member, officer, employee or agent of any Manager or any Member and any Member is authorized, on behalf of the Company, to give written confirmation to any such Person of the existence and extent of the Company’s obligations to such Person hereunder.
     7.2 Indemnification Procedures.
     (a) In the event any claim is made by a third party against any Manager, any Member, the Liquidator, or any stockholder, officer, member, director, agent, employee, successor or assign of any of them, with respect to an actual or potential liability for which any such Person is otherwise entitled to be indemnified under any provisions of Section 7.1(a), 7.1(b) and 12.9(c), and any such Person wishes to be indemnified with respect thereto, such Person shall observe the procedures set forth below in Section 7.2.
     (b) A party entitled to indemnification pursuant to Article VII (an “Indemnitee”) shall give the party obligated to provide indemnification (the “Indemnitor”) notice in writing of any claim or other matter as to which indemnification will be sought (an “Indemnified Matter”) as promptly as is reasonably practicable after the lndemnitee becomes aware of the Indemnified Matter and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the lndemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. The Indemnitor shall be entitled to assume the defense or handling of such Indemnified Matter by giving written notice of its intention to do so to the Indemnitee within 30 days after receipt of the notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor’s own expense, and the Indemnitee shall cooperate with the Indemnitor, at the Indemnitor’s expense, in any such action. If the Indemnitor shall assume the defense of such Indemnified Matter, it shall not settle such Indemnified Matter unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full, general release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all liability with respect to such Indemnified Matter. As long as the Indemnitor is contesting any such Indemnified Matter in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims relating to the Indemnified Matter. Notwithstanding the assumption by the Indemnitor of the defense or handling of any Indemnified Matter as provided in this Section 7.2 (b), the Indemnitor shall thereafter consult with the Indemnitee upon its reasonable request from time to time with respect to such Indemnified Matter. The Indemnitee shall be permitted to join in the defense or handling of such Indemnified Matter and to employ counsel at its own expense; provided, however, that if the defendants or potential defendants or obligors in connection with any Indemnified Matter shall include both an Indemnitor and an Indemnitee, and such Indemnitee shall have reasonably concluded that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense or handling of such Indemnified Matter on its behalf, the reasonable fees and expenses of which shall be borne by the Indemnitor.
     (c) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense or handling of any such Indemnified Matter within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense or handling of any such Indemnified Matter, then the Indemnitee may assume the defense or handling of any such Indemnified Matter, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in connection with such Indemnified Matter or any settlement thereof effected by the Indemnitee, unless the Indemnitor shall, within 20 days after notice of the proposed terms of such determination or settlement, object to such determination or settlement, as the case may be, and agree to pay all reasonable costs and expenses of the Indemnitee in connection with the Indemnitee’s defense of such Indemnified Matter, in which case the Indemnitor shall not be bound by any such determination or settlement effected without its consent, so long as the Indemnitor promptly pays such costs and expenses as incurred by the lndemnitee. The failure or election of the Indemnitor to assume the defense or handling of any such Indemnified Matter shall not be deemed a concession that it is required to indemnify the Indemnitee for the subject matter of such Indemnified Matter. The Indemnitor shall be permitted to join in the defense or handling of such Indemnified Matter and to employ counsel at its own expense.
     (d) Amounts payable by the Indemnitor to the Indemnitee in respect of any Indemnified Matter for which such party is entitled to indemnification hereunder shall accrue interest at the prime rate (as set forth from time to time in the Wall Street Journal)

plus 3% per annum from and including the date such Losses are incurred to but not including the date of payment or satisfaction of such Losses (with appropriate proration for periods of less than one year).
ARTICLE VIII
ACCOUNTING, BOOKS AND RECORDS
     8.1 Accounting, Books and Records.
     (a) The Company shall keep at its principal place of business each of the following:
     (i) Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Agreement;
     (ii) A current list of the full name and last known business, or mailing address of each Member and each Manager, both past and present;
     (iii) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
     (iv) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for each year since the Effective Date;
     (v) Copies of this Agreement;
     (vi) Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash as consideration for such Member’s Interest; and
     (vii) Any written consents obtained from Members pursuant to Section 18-302 of the Act regarding action taken by Members without a meeting.
     (b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.
     (c) All amounts payable under any agreement other than this Agreement between the Company on the one hand and the Members or their Affiliates on the other hand shall be treated as occurring between the Company and a Person who is not a “partner” within the meaning of Section 707(a)(1) of the Code and such amounts payable by the Company to any Member or its Affiliates shall be considered an expense or capital cost, as the case may be, of the Company for income tax and financial reporting purposes, and shall not be considered a distribution to such Member including, without limitation, in maintaining such Member’s Capital Account, and any such amounts payable by any Member or its Affiliates to the Company shall not be considered a contribution to the Company, including, without limitation, in maintaining such Member’s Capital Account.
     (d) Any Member or its designated representative has the right to have reasonable access to and inspect and copy the contents of the books or records of the Company and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records as are in the possession of the Company. The rights granted to a Member pursuant to this Section 8.1(d) are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.
     (e) The Company’s accountants shall be Arthur Andersen, 501 North 44th Street, Suite 300, Phoenix, Arizona 85008 unless the Manager and the Special Purpose Manager agree to use other accountants, which other accountants must be nationally recognized independent certified public accountants.
     8.2 Reports.
     (a) In General. The Manager shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.
     (b) Periodic and Other Reports. The Manager and the Special Purpose Manager, as the case may be, shall cause to be delivered to each Member the financial statements, reports and certificates stated below, prepared, where applicable (other than with respect to Members’ Capital Accounts, which shall be prepared in accordance with this Agreement), in accordance with GAAP consistently applied, and such other reports as any Member may reasonably request from time to time; provided that, such other reports shall be provided at such requesting Member’s sole cost and expense unless (x) the information provided therein is needed by the requesting Member in order to comply with any law or regulations of any governmental or regulatory agency, (y) the Manager elects within thirty (30) days of such request to pay the cost of providing such reports, or (z) the requested report was furnished to the Company by the Lessee or was otherwise prepared by the Manager in its capacity as the Manager.
     (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than one hundred twenty (120) days after the end of such Fiscal

Year), a statement of the Members’ Capital Accounts and changes therein during such Fiscal Year;
     (ii) As soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, a balance sheet or equivalent statement of financial position of the Borrower as at the end of such fiscal year and the related statement of income, changes in Members’ Capital Accounts and statement of cash flows for such fiscal year, all presented in accordance with GAAP. If a Member so requests, such financial statements shall be audited by a firm of independent certified public accountants selected by the Members. All costs of preparation and distribution of such reports and the costs of the audit shall be borne by the Company;
     (iii) As soon as practicable and in any event within 20 days after the end of each month, a report on investments in Garbage Trucks and Other Assets as of the end of such month;
     (iv) As soon as available and in any event within 45 days after the end of each quarter, an unaudited balance sheet of the Company as of the end of such quarter and the related statement of income and changes in Members’ Capital Accounts and statement of cash flow for such quarter;
     (v) Within five days after the Manager obtains knowledge of the occurrence of any event that (x) is out of the ordinary course of business for the Company or (y) has or is reasonably likely to have a Material Adverse Effect on the Company, the Manager shall inform all the Members of such event by providing a report setting forth the detail of such event, and any actions, if applicable, that are being taken or have been proposed to be taken with respect thereto.
     (vi) At such time as distributions are made to the Members pursuant to Article XII following the occurrence of a Dissolution Event, (A) a balance sheet of the Company as of such time setting forth the Gross Asset Values of the Properties as adjusted pursuant to clause (ii) of the definition “Gross Asset Value” in Section 1.10 and (B) a statement of the Members’ Capital Accounts and changes therein for the Fiscal Year then ended, including a statement of the amount of gain or loss, if any, realized on the sale or disposition or deemed to be realized on the adjustment to the Gross Asset Value of each Garbage Truck, Other Assets and Modifications thereof, if any, as of such time, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants not later than seventy-five (75) days after the date on which such liquidating distributions are made.

     8.3 Tax Matters.
     (a) Tax Elections. The Tax Matters Member shall be permitted to, without any further consent of the Members being required (except as specifically required herein) but after first obtaining the prior written consent of the Special Purpose Manager, make any and all elections at its sole discretion for federal, state and local tax purposes; provided, however, the Special Purpose Manager shall receive the written consent of the Ref-Fuel Company with respect to the method of tax depreciation to be used by the Company. The Members may agree as to the allocation of such Member’s right with respect to the allocation of duties, responsibilities and control over tax matters. Notwithstanding the foregoing, the Tax Matters Member shall not make the election under Treasury Regulations Section 301.7701-3(c) (or any successor provision thereto) for the Company to be classified other than as a partnership for federal income tax purposes. The Manager is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law.
     (b) Tax Returns. The Tax Matters Member shall be responsible for managing the preparation and filing of all federal, state and local tax returns and information reports of the Company and shall sign such returns and reports on behalf of the Company. The Tax Matters Member shall cause all such federal, state and local tax returns to be prepared in a manner consistent with the Company having the status of a partnership for income tax purposes, and such returns shall be prepared consistently with the terms of this Agreement, in each case unless otherwise specifically required by applicable law, including relevant judicial or administrative interpretations thereof. In connection therewith, the Special Purpose Manager and the Members shall furnish the Tax Matters Member with all information reasonably necessary for the preparation of such returns and reports and shall prepare (or cause to be prepared) such returns and reports in a timely manner as directed by the Tax Matters Member, with all tax elections and determinations relating to such returns and reports to be made as provided in Section 8.3 above. The Special Purpose Manager shall have the opportunity to review each tax return before such return is filed.
     (c) Tax Information. Necessary tax information, including, without limitation, all Company tax returns and related schedules, shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

ARTICLE IX
AMENDMENTS
     9.1 Amendments.
     Amendments to this Agreement may be proposed by the Manager or any Member. Following such proposal, the Manager shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Manager shall include in any such submission a recommendation as to the proposed amendment. The Manager shall seek the written vote of the Members and Managers on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Members (and, in the case of any amendment that increases a Manager’s duties and/or obligations under this Agreement, such Manager).
ARTICLE X
TRANSFERS
     10.1 Restrictions on Transfers.
     Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Interest.
     10.2 Permitted Transfers.
     (a) AWP. Subject to the conditions and restrictions set forth in Section 10.3, AWP and any of its successors or transferees may at any time Transfer all or any portion of its Interest to (a) any of its Affiliate, or (b) any Person approved by all of the Members.
     (b) Ref-Fuel Company. Subject to the conditions and restrictions set forth in Section 10.3, Ref-Fuel Company and any of its successors or transferees may at any time Transfer all or any portion of its Interest to (a) AWP or any affiliate of AWP or (b) any Person approved by all of the Members.
     (c) Notwithstanding of Sections 10.2(a) and 10.2(b) above, no Transfer shall be made by any Member if such Transfer will prevent or otherwise impede the exercise of the Call Option or Put Option, as the case may be. Notwithstanding anything to the contrary, exercise of the Call Option or Put Option shall be permitted.

     Any Transfer permitted by this Section 10.2 shall be referred to in this Agreement as a “Permitted Transfer”, and the Person to which the Interest is transferred shall be a “Permitted Transferee.”
     10.3 Conditions to Permitted Transfers.
     Except for Transfers pursuant to the Call Option or the Put Option, a Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:
     (a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may reasonably be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article X. In addition, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.
     (b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.
     (c) Except in the case of a Transfer to an Affiliate of Ref-Fuel Company or AWP, the successors or transferees of either of them and their transferees shall execute certificates substantially similar to the certificates (the “Form Transferor Certificate” and the “Form Transferee Certificate”) attached hereto as Exhibit A-1 and Exhibit A-2, respectively.
     (d) Immediately following such Transfer, at least one Person other than a state or any political subdivision thereof, will be a Member of the Company owning a capital and profits interest therein.
     10.4 Prohibited Transfers.
     Any purported Transfer of any Interests that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Interests Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company.
     In the case of a Transfer or attempted Transfer of Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Member from all Damages that any of such indemnified Member may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.
     10.5 Rights of Unadmitted Assignees.
     A Person who acquires a Interest but who is not admitted as a substituted Member pursuant to Section 10.6 hereof shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.
     10.6 Admission of Substituted Members.
     Subject to the other provisions of this Article X, a transferee of a Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 10.6:
     (a) The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;
     (b) The transferee (other than a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Manager (and, in the case of clause (ii) below, the transferor Member), (i) become a party to this Agreement and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Interest;
     (c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Interest; and
     (d) If required by the Manager, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Manager reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.
     10.7 Distributions and Allocations in Respect of Transferred Interests.
     If any Interests are Transferred during any Allocation Year in compliance with the provisions of this Article X, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interests for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Allocation Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Tax Matters Member. Except as provided in Section 4.2, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Interest has been Transferred and such other information as the Tax Matters Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer has occurred, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, is the owner of the Interest on the last day of such Allocation Year. Neither the Company nor any Manager or Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.7, whether or not the Manager, the Tax Matters Member or the Company has knowledge of any Transfer of ownership of any Interest.
ARTICLE XI
[Intentionally deleted]
ARTICLE XII
DISSOLUTION AND WINDING UP
     12.1 Dissolution Events.
     (a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

     (i) The Bankruptcy of the Company;
     (ii) The sale of all or substantially all of the Properties;
     (iii) The unanimous vote of the Members to dissolve, wind up, and liquidate the Company; or
     (iv) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company or the Delaware Court of Chancery has entered a decree pursuant to Section 18-802 of the Act, and such decree has become final.
The Members hereby agree that, notwithstanding any provision of the Act, the dissolution, retirement, resignation, expulsion or Bankruptcy of any Member as a Member or the transferees of either of them, shall not constitute a Dissolution Event or otherwise result in the dissolution of the Company and the Company shall not dissolve prior to the occurrence of a Dissolution Event.
     (b) Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within ninety (90) days after such determination (the “Reconstitution Period”), the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 12.2. If such an election is made within the Reconstitution Period, then:
     (i) The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 12.1(a); and
     (ii) Unless otherwise agreed to by all of the Members, the Certificate and this Agreement shall automatically constitute the Certificate and Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member’s or the Company’s liabilities shall be required;
provided that the right of the Members to select successor Managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel selected by AWP reasonably satisfactory to the Special Purpose Manager that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue and that none of the Members or their Affiliates would recognize gain or taxable income upon such reconstitution.
     12.2 Winding Up.
     Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 12.1 (b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Manager or Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Managers and Members until such time as the Properties have been distributed pursuant to this Section 12.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Dissolution Event or within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 12.1(b) hereof, as the case may be. The Liquidator shall take full account of the Company’s liabilities and Properties and shall cause the Properties or the proceeds from the sale thereof (as determined pursuant to Section 12.10), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:
     (a) First, to creditors (including Members and Managers who are creditors, including pursuant to Section 5.4, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities including any claims and obligations as required by Section 18-804(b) of the Act (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members and former Members under Section 18-601 or 18-604 of the Act;
     (b) Second, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and
     (c) The balance, if any, to the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
No Member or Manager shall receive additional compensation for any services performed pursuant to this Article XII.

     12.3 Alternative Methods of Distributions.
     (a) In the discretion of the Liquidator, a pro rata portion of the distributions that may otherwise be made to the Members pursuant to this Article XII may be:
     (i) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator subject to Section 12.2(a), in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2; or
     (ii) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise); provided that such withheld amounts shall be distributed to the Members as soon as practicable.
The portion of the distributions that would otherwise have been made to each Member that is instead withheld to provide a reserve pursuant to Section 12.3(a) shall be determined in the same manner as the expense or deduction would have been allocated if the Company had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 12.2.
     12.4 Rights of Members.
     Except as otherwise provided in this Agreement, each Member shall look solely to the Properties of the Company for the return of its Capital Contribution. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.
     12.5 Notice of Dissolution/Termination.
     (a) In the event a Dissolution Event occurs [or an event occurs that would, but for provisions of Section 12.1, result in a dissolution of the Company], the Manager shall, within thirty (30) days thereafter, provide written notice thereof to each Member and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Manager).
     (b) Upon completion of the distribution of the Company’s Properties as provided in this Article XII, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.
     12.6 Allocations During Period of Liquidation.
     During the period commencing on the first day of the Allocation Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III hereof but no distributions shall be made to the Members during such Liquidation Period other than in accordance with Section 12.2.
     12.7 Character of Liquidating Distributions.
     All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Properties pursuant to Section 736(b)(l) of the Code, including the interest of such Member in the goodwill of the Company.
     12.8 The Liquidator.
     (a) Definition. The “Liquidator” shall mean the Manager or if the Manager is unable or unwilling to assume the responsibilities of the Liquidator, then the Liquidator shall be a Person elected by the Members holding a majority of the Interest based on the balance of each Member’s Capital Account as of the close of business the day before the day of determination.
     (b) Fees. If the Liquidator is other than the Manager, the Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XII and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.
     (c) Indemnification. Subject to Section 7.2, the Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator (other than the Manager which shall be indemnified under Section 7.1) or any officers, directors, agents or employees of such Liquidator relating to any Damages incurred by reason of any act performed or omitted to be performed by such Liquidator, or any officers, directors, agents or employees of such Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by such Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by, such Liquidator which was material to the cause of action.
     12.9 Form of Liquidating Distributions.
     For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Properties in-kind or to sell all or any portion of the Properties and distribute the proceeds therefrom.
ARTICLE XIII
CERTAIN REPRESENTATIONS AND COVENANTS
     Each Member and its Permitted Transferee represents and covenants to the Company and the other Members as follows:
     13.1 The Member (A) is an “Accredited Investor”, (B) is aware that the sale of the Interest to it is being made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and (C) is acquiring the Interest for its own account by exercising its sole investment discretion. The Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Interest, and the Member is able to bear the economic risk of its investment indefinitely.
     13.2 The Member understands that the Interest is being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Interest has not been and will not be registered under the Securities Act, and, if in the future the Member decides to offer, resell, pledge or otherwise transfer the Interest, such Interest may be offered, resold, pledged or otherwise transferred only in accordance with the legend set forth on the cover of this Agreement. The Member acknowledges that no representation is made by the Company, other Members, the Manager or the Special Purpose Manager, as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Interest.
     13.3 The Member understands that an investment in the Interest involves certain risks, including the risk of loss of a substantial part of its investment under certain circumstances The Member has had access to such financial and other information concerning the Company, other Members, the Manager or the Special Purpose Manager, and the Interest as it deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Interest, including an opportunity to ask questions of and request information from the Company.

     13.4 In connection with the purchase of the Interest: (i) none of the Company, other Members, the Manager or the Special Purpose Manager is acting as a fiduciary or financial or investment adviser for the Member; (ii) the Member is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Company, other Members, the Manager or the Special Purpose Manager other than those set forth in this Agreement; (iii) none of the Company, other Members, the Manager or the Special Purpose Manager has given to the Member (directly or indirectly through any other person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting, or otherwise) of its purchase or the documentation for the Interest; (iv) the Member has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the documentation for the Interest) based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Company, other Members, the Manager or the Special Purpose Manager; (v) the Member is purchasing the Interest with a full understanding of all of the terms, conditions and risks thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks; and (vi) the Member is a sophisticated investor familiar with transactions similar to its investment in the Interest.
     13.5 The Member understands that the Interest may not at any time be held by or on behalf of a Person that is not an “Accredited Investor.”
     13.6 The Member will not, at any time, offer to buy or offer to sell the Interest by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or seminar or meeting whose attendees have been invited by general solicitations or advertising.
ARTICLE XIV
MISCELLANEOUS
     14.1 Notices.
     Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given for all purposes when the same is actually received, and shall be addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and the Managers:
(a)	If to the Company, to the address determined pursuant to Section 1.4;

(b)	If to a Member, to the address set forth in Section 2.1; and

(c)	If to the Manager:

Allied Waste North America, Inc. 15880 North Greenway-Hayden Loop Suite 100 Scottsdale, Arizona 85260 Attention: General Counsel

With copies to:

Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10006 Attention: Craig Miller
     14.2 Binding Effect.
     Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Managers and Members and their respective successors, transferees and assigns.
     14.3 Construction.
     Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member or Manager.
     14.4 Headings.
     Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     14.5 Severability.
     Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member or Manager to lose the material benefit of its economic bargain.
     14.6 Incorporation by Reference.
     Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.
     14.7 Governing Law.
     The laws of the State of Delaware without regard to its conflict of law principles shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.
     14.8 Waiver of Jury Trial.
     Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.
     14.9 Counterpart Execution.
     This Agreement may be executed in any number of counterparts with the same effect as if all of the Members and Managers had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     14.10 Specific Performance.
     Each Member and Manager agrees with each Member and Manager that the Members and Managers would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members and Managers may be entitled, at law or in equity, the nonbreaching Members and Managers shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     14.11 Consent to Jurisdiction.
     Each Member and Manager (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any New York

State Court located in the Borough of Manhattan in New York City and of any appellate court from any thereof in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions.
     14.12 Nature of Interest.
     Each Member, the Manager and the Special Purpose Manager acknowledges and agrees that each Interest is a “security” governed by Article 8 of the UCC.
     IN WITNESS WHEREOF, the parties have executed and entered into this Limited Liability Company Agreement of the Company as of the day first above set forth.
[signatures follow on separate pages]

American Ref-Fuel Company of Niagara, L.P., as Member

By:	/s/ William R. Reynolds
	Name:	William R. Reynolds
	Title:	Vice President — Treasurer

     THIS IS A SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT OF N LEASING COMPANY, LLC.

Allied Waste North America, Inc., as Member
By:	/s/ Steve Helms
	Name:	Steve Helms
	Title:	Secretary

     THIS IS A SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT OF N LEASING COMPANY, LLC AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS A MEMBER.

Allied Waste North America, Inc., as Manager

By:	/s/ Steve Helms
	Name:	Steve Helms
	Title:	Secretary

     THIS IS A SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT OF N LEASING COMPANY, LLC.

American Ref-Fuel Company of Niagara, L.P., as Special Purpose Manager

By:	/s/ William R. Reynolds
	Name:	William R. Reynolds
	Title:	Vice President — Treasurer

THIS IS A SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT OF N LEASING COMPANY, LLC.

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
N LEASING COMPANY, LLC
     THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF N LEASING COMPANY, LLC (this “Amendment”) is made and entered into effective as of May 1, 2002, by and among Allied Waste North America, Inc., a Delaware corporation (“Allied”), BFI Energy Systems of Niagara, Inc., a Delaware corporation (“BFI Niagara”) and Browning-Ferris Industries of New York, Inc., a New York corporation (“BFI New York”).
RECITALS
     WHEREAS, N Leasing Company, LLC (the “Company”) was formed as a Delaware limited liability company upon the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on December 14, 2000. The business and affairs of the Company, and the rights, privileges, duties, obligations and relationship of its Members are governed by that certain Limited Liability Company Agreement of N Leasing Company, LLC dated effective as of April 30, 2001 (the “Operating Agreement”). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings given those terms in the Operating Agreement;
     WHEREAS, pursuant to a Permitted Transfer effective April 30, 2002, American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership (“Ref-Fuel Company”), transferred to BFI Niagara and BFI New York all of its Interest in the Company, with BFI Niagara and BFI New York thereby becoming substituted Members with respect to such Interest; and
     WHEREAS, the parties desire to amend certain provisions of the Operating Agreement as described herein.
     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties agree as follows:
AGREEMENT
     1. Substituted Members. Except as contained in Section 2.1 of the Operating Agreement, each and every instance where the name “American Ref-Fuel Company of Niagara, L.P.” appears in the Operating Agreement is hereby amended to read “BFI Energy Systems of Niagara, Inc. and Browning-Ferris Industries of New York, Inc.” Each and every instance where the defined term “Ref-Fuel Company” appears in the Operating Agreement is hereby amended to read “BFI Niagara and BFI New York”.
     2. Amendment of Introductory Paragraph. The introductory paragraph of the Operating Agreement is hereby amended in its entirety to read as follows:
     “This LIMITED LIABILITY COMPANY AGREEMENT of N Leasing Company, LLC is entered into and shall be effective as of April 30, 2001, by and among

     BFI Energy Systems of Niagara, Inc., a Delaware corporation (“BFI Niagara”); Browning-Ferris Industries of New York, Inc., a New York corporation (“BFI New York”); and Allied Waste North America, Inc., a Delaware corporation (“AWP”), each of which has executed this Agreement as a Member and, in the case of AWP, as the Manager and, in the case of BFI New York, as the Special Purpose Manager, on the following terms and conditions:”
     3. Amendment of Section 1.3(a). Section 1.3(a) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(a) The purposes of the Company are limited solely (i) to acquiring, owning, leasing, managing, conserving, maintaining, protecting, servicing and selling, transferring, pledging or hypothecating or otherwise disposing of investments in Garbage Trucks and Other Assets which, when held by the Company shall be held by the Company solely for lease to third parties, (ii) to lending Company funds, in excess of funds necessary to pay liabilities, to the Company’s Affiliates on terms no less favorable to the Company than those that would have been entered into with unrelated third parties, (iii) to acquiring, owning, holding, investing, reinvesting, selling, encumbering and otherwise dealing with personal property of every kind and description, and (iv) to engaging in activities incidental to the purposes set forth in clauses (i), (ii) and (iii).”
     4. Amendment of Section 1.10. Section 1.10 of the Operating Agreement is hereby amended as follows:
a.	The definition of “Affiliate” is hereby amended in its entirety to read as follows:
     ““Affiliate” means, with respect to any Person, an “affiliate” within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended.”
b.	The definition of “Call Option” is hereby deleted in its entirety.
c.	The definition of ““Liquidation Period” is hereby amended in its entirety to read as follows:
     ““Liquidation Period” has the meaning set forth in Section 12.6.”
d.	The definition of “Liquidator” is hereby amended in its entirety to read as follows:
     ““Liquidator” has the meaning set forth in Section 12.8(a).”
e.	The definition of “Put Option” is hereby deleted in its entirety.

f.	The definition of “Redemption” is hereby deleted in its entirety.

g.	The definition of “Responsible Administrative Officers” is hereby amended in its entirety to read as follows:

     ““Responsible Administrative Officers” has the meaning set forth in Section 5.4(c).”
h.	The definition of “Responsible Participating Officers” is hereby amended in its entirety to read as follows:
     ““Responsible Participating Officers” has the meaning set forth in Section 5.4(c).”
i.	The definition of “Special Purpose Manager” is hereby amended in its entirety to read as follows:
     ““Special Purpose Manager” means BFI New York or any transferee of BFI New York’s entire interest as a member in the Company as constituted at the time of the Transfer.”
     5. Amendment of Section 2.1. A new footnote is hereby added to Section 2.1 of the Operating Agreement immediately following the reference to “American Ref-Fuel Company of Niagara, L.P.,” which footnote shall read as follows:
     ”1 Pursuant to a Permitted Transfer effective as of April 30, 2002, American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership, transferred (i) a 1.98% Interest in the Company to BFI Energy Systems of Niagara, Inc. and (ii) a 97.02% Interest in the Company to Browning-Ferris Industries of New York, Inc. Concurrently with such Permitted Transfer, BFI Energy Systems of Niagara, Inc. and Browning-Ferris Industries of New York, Inc. were each admitted as substituted Members of the Company with respect to the respective Interests transferred to each of them by American Ref-Fuel Company of Niagara, L.P. The address of both BFI Energy Systems of Niagara, Inc. and Browning-Ferris Industries of New York, Inc. is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, Attention: General Counsel, Facsimile No.: (480) 627-2703.”
     6. Amendment of Section 3.3(b). The reference to Section 3.3(a) in the last sentence of Section 3.3(b) of the Operating Agreement is hereby amended to read “Section 3.3(b)”.
     7. Amendment of Section 3.3(c). The reference to Section 3.3(b) in the last sentence of Section 3.3(c) of the Operating Agreement is hereby amended to read “Section 3.3(c)”.
     8. Amendment of Section 3.3(d). The two references to Section 3.3(c) in Section 3.3(d) of the Operating Agreement are each hereby amended to read “Section 3.3(d)”.
     9. Amendment of last subsection of Section 3.3. The caption for the last subsection of Section 3.3 of the Operating Agreement is hereby amended to read “(e) Gross Income Allocation.” The two references to Section 3.3(d) in the last subsection of Section 3.3 of the Operating Agreement are each hereby amended to read “Section 3.3(e)”.
     10. Amendment of Section 3.4. The first sentence of Section 3.4 of the Operating Agreement is hereby amended in its entirety to read as follows:

     “The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.”
     11. Amendment of Section 3.5(a). Section 3.5(a) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Tax Matters Member using any permissible method under Code Section 706 and the Regulations thereunder.”
     12. Amendment of Section 4.1. Section 4.1 of the Operating Agreement is hereby amended in its entirety to read as follows:
     “4.1 Distributions. The Company shall make distributions to the Members, pro rata in accordance with their Percentage Interests, in such amounts and at such times as the Manager and the Special Purpose Manager shall unanimously agree.”
     13. Amendment of Section 5.4(a). Section 5.4(a) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(a) The Manager and Special Purpose Manager shall cause the Company to conduct its business and operations separate and apart from that of any Member, the Manager, the Special Purpose Manager or any of their Affiliates, including, without limitation, (i) maintaining books and financial records of the Company separate from the books and financial records of any Member, the Manager, the Special Purpose Manager or any of their Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to authorization of the Members as required under this Agreement, (ii) causing the Company to pay its liabilities only from available assets of the Company, and (iii) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.”
     14. Amendment of Section 5.4(e). Section 5.4(e) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(e) [Intentionally deleted]”.
     15. Amendment of Section 6.2(d). The reference to Section 6.3 in Section 6.2(d) of the Operating Agreement is hereby amended to read “Section 6.2”. The reference to Section 13.1 in Section 6.2(d) of the Operating Agreement is hereby amended to read “Section 14.1”.
     16. Amendment of Section 6.9(b). Section 6.9(b) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(b) [Intentionally deleted]”.

     17. Amendment of Section 6.9(j). Section 6.9(j) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(j) [Intentionally deleted]”.
     18. Amendment of Section 8.2(b). Section 8.2(b) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(b) Reports. The Manager and the Special Purpose Manager, as the case may be, shall cause to be delivered to each Member such reports as any Member may reasonably request from time to time.”
     19. Amendment of Section 8.3(a). The first sentence of Section 8.3(a) of the Operating Agreement is hereby amended to read as follows:
     “The Tax Matters Member shall be permitted to, without any further consent of the Members being required (except as specifically required herein) but after first obtaining the prior written consent of the Special Purpose Manager, make any and all elections at its sole discretion for federal, state and local tax purposes.”
     20. Amendment of Section 10.2(b). Section 10.2(b) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(b) BFI Niagara and BFI New York. Subject to the conditions and restrictions set forth in Section 10.3, BFI Niagara and BFI New York and any of their successors or transferees may at any time Transfer all or any portion of their respective Interest to (a) any of their Affiliates, or (b) any Person approved by all of the Members.”
     21. Amendment of Section 10.2(c). Section 10.2(c) of the Operating Agreement is hereby amended in its entirety to read as follows:
     “(c) [Intentionally deleted]”.
     22. Amendment of Section 10.3. The first paragraph of Section 10.3 of the Operating Agreement is hereby amended to read as follows:
     “A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:”
     23. Amendment of Section 14.1. Clause (c) of Section 14.1 of the Operating Agreement is hereby amended to read as follows:
     “(c) If to the Manager:
Allied Waste North America, Inc.
15880 North Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
Attention: General Counsel”.

     24. Amendment of Section 14.11. Clause (i) of Section 14.11 of the Operating Agreement is hereby amended to read as follows:
     “(i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Arizona and any Arizona State Court located in Maricopa County, Arizona and of any appellate court from any thereof in any action arising out of this Agreement,”.
     25. Effect of this Amendment. Except as expressly set forth in this Amendment, all other terms and provisions of the Operating Agreement remain in full force and effect.
     26. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

Allied Waste North America, Inc.
By:	/s/ Donald W. Slager
Its: Vice President, Operation

BFI Energy Systems of Niagara, Inc.
By:	/s/ Donald W. Slager
Its: Vice President, Operation

Browning-Ferris Industries of New York, Inc.
By:	/s/ Donald W. Slager
Its: Vice President, Operation

Approved as to form:
/s/ Jo Lynn White

Jo Lynn White, Counsel